UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2016

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	980583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 10, 2016, Chris Buyse resigned as a director of our company. Mr. Buyse’s resignation was not as a result of a disagreement with our company on any matter relating to our operations, policies or practices.

Effective May 10, 2016, we appointed Marie Bouillez, a resident of Belgium, as a director of our company. Ms. Bouillez has no family relationships with any other executive officers or directors of the company, or persons nominated or chosen by the company to become directors or executive officers.

Professional History of Ms. Bouillez

Ms. Bouillez, age 35, has been Investment Manager at Theodorus since July 2007, an investment fund based in Belgium for start-ups mainly in the biotech and medical industry. During that time, Ms. Bouillez has also been on the Board of Directors of MaSTherCell S.A., our company’s now wholly-owned subsidiary in Belgium. Since March 2010, Ms. Bouillez has been Chief Executive and Managing Director of i-Tech Incubator SA, a Belgian technology incubator. From July 2007 to March 2010, Ms. Bouillez was a consultant for EEBIC Venture SA, an investment fund based in Belgium. From October 2003 to July 2007, Ms. Bouillez held various financial and controller positions with Carrefour based in Belgium. Ms. Bouillez earned a Masters in Science Management and Major in Finance and Management Control from Solvay Business School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer

May 13, 2016